Exhibit 10.58
TEMPUR SEALY INTERNATIONAL, INC.
2013 EQUITY INCENTIVE PLAN
Restricted Stock Unit Award Agreement
[(Name)]
This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of January 5, 2017, is between Tempur Sealy International, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below (the “Recipient”).
1.Award of Restricted Stock Units. Pursuant and subject to the Company’s 2013 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants the Recipient an award (the “Award”) for ______ restricted stock units (“Restricted Stock Units”), each representing the right to a share of the common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Stock”) on and subject to the terms and conditions of this Agreement. This Award is granted as of January ___, 2017 (the “Grant Date”) and is intended to qualify as a Qualified Performance-Based Award.
2.    Rights of Restricted Stock Units. If the Company declares and pays a dividend or other distribution with respect to the outstanding Common Stock (collectively “Stock Payments”) at or before the issuance of the Stock to the Recipient pursuant to Section 4(g), then the Company shall pay to the Recipient, at the time it delivers the Stock pursuant to Section 4(g) (the “Delivered Shares”), the Stock Payments that would have been paid on the Delivered Shares had they been outstanding at the time the Stock Payments were made. In no event will any Stock Payment be paid to the Recipient prior to delivery of Delivered Shares, and if the Restricted Stock Units do not vest for any reason then no Stock Payments will ever be paid with respect thereto and all rights thereto will be forfeited. Except for the contingent rights described in the preceding sentence, unless and until the vesting conditions of the Award have been satisfied and the Recipient has received the shares of Stock in accordance with the terms and conditions described herein, the Recipient shall have none of the attributes of ownership with respect to such shares of Stock.
3.    Vesting Period and Rights; Taxes; and Filings.
(a)    Vesting Period and Rights. The Award will vest in four equal installments on the first four anniversaries of the Grant Date (each “Vesting Date”), unless the Award terminates or vests earlier in accordance with paragraph (c) below or Section 4 or 5 hereof. Subject to the provisions of Sections 4 and 5 below, any vesting is subject to the Recipient continuing to be employed by the Company or an Affiliate of the Company on the applicable Vesting Date. Any Restricted Stock Units that have been vested as described above are referred to herein as “Vested RSUs”.
(b)    Taxes. The Recipient is required to provide sufficient funds to pay all withholding taxes. Pursuant to the Plan, the Company shall have the right to require the Recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) attributable to the Award awarded under this Agreement, including without limitation, the award or lapsing of stock restrictions on the Award. The obligations of the Company under this Agreement shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Recipient. However, in such cases Recipient may elect, subject to any reasonable administrative procedures for timely compliance established by the Committee, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold a portion of the shares of Stock to be issued under the Award to satisfy the Recipient’s tax obligations. The Recipient may only elect to have shares of Stock withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total withholding taxes arising upon the vesting of the Award. If the Recipient has not submitted an election on or before the thirtieth (30) day prior to a Vesting Date, Recipient shall be deemed to have elected to have shares withheld from the shares of Stock to be issued under the Award to satisfy the Recipient’s tax obligation. All elections shall be irrevocable, made in writing, signed by the Recipient, and shall be subject to any restrictions or limitations that the Committee deems appropriate.
(c)    Performance Condition for Vesting. Notwithstanding anything in this Agreement to the contrary, if the Company does not achieve positive Profits for 2017, then all Restricted Stock Units (whether or not Vested RSUs) shall terminate immediately and be forfeited. The calculation of Profits is described in Appendix B hereto.
(d)    Filings. The Recipient is responsible for any filings required under Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.
4.    Termination of Employment. If the Recipient’s employment with the Company or an Affiliate of the Company terminates prior to the fourth anniversary of the Grant Date, including because the Recipient’s employer ceases to be an Affiliate, the right to the Restricted Stock Units and the Stock shall be as follows:
(a)    Death. If the Recipient dies, the Restricted Stock Units granted hereunder will vest immediately and the person or persons to whom the Recipient’s rights shall pass by will or the laws of descent and distribution shall be entitled to receive all of the Stock with respect thereto, subject to meeting the performance test in Section 3(c).
(b)    Long-Term Disability. If the Company or an Affiliate of the Company terminates the Recipient’s employment as a result of long-term disability (within the meaning of Section 409A of the Code), the Restricted Stock Units granted hereunder will vest immediately and Recipient shall be entitled to receive all of the Stock with respect thereto, subject to meeting the performance test in Section 3(c).
(c)    By the Company For Cause or By the Recipient Without Good Reason. If the Recipient ceases to be an employee of the Company or an Affiliate of the Company due to the Recipient’s termination by the Company or such Affiliate For Cause or if the Recipient resigns or otherwise terminates his or her employment without Good Reason, including by any Retirement that is not an Approved Retirement or the Recipient’s voluntary departure, the Recipient’s right to such Restricted Stock Units and the Stock granted hereunder shall be forfeited, no Stock shall be issued and the Restricted Stock Units shall be cancelled. The terms “For Cause”, “Good Reason”, “Retirement” and “Approved Retirement” are defined below.
(d)    By the Company Other Than For Cause or By the Recipient for Good Reason. If the Recipient ceases to be an employee of the Company or an Affiliate of the Company due to the Recipient’s termination by the Company or such Affiliate other than For Cause, by his or her resignation for Good Reason, or due to Recipient’s employer ceasing to be an Affiliate (in the absence of a Change of Control), then subject to meeting the performance test in Section 3(c), (i) if the termination occurs prior to the first Vesting Date, the Recipient shall be entitled to receive a pro rata portion of the Restricted Stock Units on the remaining Vesting Dates and the balance shall be cancelled and no Stock issued therefore, and (ii) if the termination occurs on or after the first Vesting Date, the Recipient shall be entitled to receive all the Restricted Stock Units, as and when they become vested on the applicable Vesting Date. For purposes of clause (i) of the preceding sentence, “pro rata portion” means the number of Restricted Stock Units granted multiplied by the number of full calendar months that elapsed from the Grant Date to the date of termination, divided by 12. Notwithstanding the foregoing, no Stock shall be issued and all of Recipient’s rights to the Restricted Stock Units and the Stock hereunder shall be forfeited, expire and terminate unless (i) the Company shall have received a release of all claims from the Recipient in a form approved by the Compensation Committee (the “Committee”) of the Board of Directors (“Release and Waiver”) (and said Release and Waiver shall have become irrevocable in accordance with its terms) prior to the next applicable Vesting Date (or if earlier, the deadline established in the form of release delivered by the Company to Recipient for execution) and (ii) the Recipient shall have complied with the covenants set forth in Section 10 of this Agreement.
(e)    Approved Retirement. In the event of the Recipient’s Retirement, the Committee may at its discretion consent to the continued vesting of a pro-rata portion of the Restricted Stock Units on the remaining Vesting Dates (an “Approved Retirement”) and the balance shall be cancelled and no Stock issued therefor. For this purpose, “pro-rata portion” means (i) the number of Restricted Stock Units granted multiplied by the actual number of full calendar months that elapsed from the Grant Date to the date of such Approved Retirement and then divided by 48 less (ii) the number of Restricted Stock Units already vested. Notwithstanding the foregoing, no Stock shall be issued and all of Recipient’s rights to the Restricted Stock Units and Stock hereunder shall be forfeited, expire and terminate unless (i) the Company shall have received a Release and Waiver from the Recipient (and said Release and Waiver shall have become irrevocable in accordance with its terms) prior to the next applicable Vesting Date (or if earlier, the deadline established in the form of release delivered by the Company to Recipient for execution) and (ii) the Recipient shall have complied with the covenants set forth in Section 10 of this Agreement. If the Committee shall for any reason decline to consent to continued vesting on the Recipient’s Retirement, then the provisions of subsection (c) above shall instead apply.
(f)    Definitions. As used in this Agreement:
(i)    “Change of Control” shall have the meaning set forth in the Plan, provided, that no event or transaction shall constitute a Change of Control for purposes of this Agreement unless it also qualifies as a change of control for purposes of Section 409A of the Code;
(ii)    “Employee”, “employment”, “termination of employment” and “cease to be employed,” and other words or phrases of similar import, shall mean the continued provision of substantial services to the Company or any of its Affiliates (or the cessation or termination of such services) whether as an employee, consultant or director;
(iii)    [“Employment Agreement” [insert description of applicable employment agreement]1;
(iv)    “For Cause” [shall have the meaning assigned to such term in the Employment Agreement] [shall mean any of the following: (A) Recipient’s willful and continued failure to substantially perform the reasonably assigned duties with the Company or any Affiliate of the Company which are consistent with Recipient’s position and job description, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Recipient by the Chief Executive Officer or Chief Human Resources Officer (or other executive primarily responsible for the Company’s HR function) of the Company, which specifically identifies the manner in which Recipient has not substantially performed the assigned duties, (B) Recipient’s willful engagement in illegal conduct which is materially and demonstrably injurious to the Company or any Affiliate of the Company, (C) Recipient’s conviction by a court of competent jurisdiction of, or pleading guilty or nolo contendere to, any felony, or (D) Recipient’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any Affiliate of the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of the Company or any Affiliate of the Company]2;
(v)    [“Good Reason” [shall have the meaning assigned to such term in the Employment Agreement]] [shall mean the relocation of Recipient’s principal workplace over sixty (60) miles from the existing workplaces of the Company or any Affiliate of the Company without the consent of Recipient (which consent shall not be unreasonably withheld, delayed or conditioned) provided that (a) the Recipient gives written notice to the Company within 30 days of the event the Recipient believes to constitute Good Reason, (b) the Company fails, within 30 days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination, and (c) the Recipient terminates his or her employment within 30 days following such failure]3; and
(vi)    “Retirement” shall have the meaning assigned to such term in the applicable retirement policy of the Company or its Affiliates as in effect at such time.
(g)    Payment. In all cases, payment (i.e., issuance of the Stock and payment of any applicable Stock Payments as provided in Section 2) with respect to any Vested RSUs shall be made promptly and, in any event, within twenty (20) days following the later of (x) the applicable Vesting Date or the date of any accelerated vesting as described in Section 4(a), Section 4(b) or Section 4(d) above and (y) the determination of whether the performance goal in Section 3(c) has been met. For this purpose, Restricted Stock Units continuing to vest on account of (i) a termination of employment by the Company or its Affiliates other than For Cause, (ii) Recipient’s resignation for Good Reason, (iii) Recipient’s employer ceasing to be an Affiliate (in the absence of a Change of Control) or (iv) an Approved Retirement, shall continue to vest as provided above only if the Company has received the required Release and Waiver, but delivery of the Stock and payment of any applicable Stock Payments as provided in Section 2 on or after the next applicable Vesting Date pursuant to this paragraph (g) shall not obviate the need to comply with the covenants contained in Section 10 until the Covenant Termination Date in order to retain the Stock then delivered.

1
This definition is only to be used for EVP level and above and any SVPs with employment agreements that define these terms. In addition, will tailor applicable terms to the terms used in David Montgomery’s agreement.

2	This definition is only to be used for EVP level and above and any SVPs with employment agreements that define these terms, and the second bracketed provision to be used for all others.
3	The first bracketed provision to be used for EVP level and above and any SVPs with employment agreements that define these terms, and the second bracketed provision to be used for all others.
5.    Change of Control Provisions. Pursuant to the Change of Control provisions of Section 9 of the Plan and notwithstanding anything herein to the contrary if a Change of Control occurs, this Agreement shall remain in full force and effect in accordance with its terms subject to the following. In the event of such Change of Control:
(a)    if the Recipient’s employment is terminated by the Company or an Affiliate of the Company other than For Cause or if the Recipient resigns for Good Reason within twelve (12) months after the occurrence of a Change of Control, all of the Recipient’s Restricted Stock Units shall immediately vest as of such date and Recipient shall be entitled to receive all of the Stock and any applicable Stock Payments under Section 2 promptly and, in any event, within twenty (20) days after the date of such termination of employment; and
(b)    if the Restricted Stock Units are not assumed, converted or replaced by a successor organization following such Change of Control, all of the Recipient’s Restricted Stock Units shall immediately vest as of such date and Recipient shall be entitled to receive all of the Stock and any applicable Stock Payments under Section 2 promptly and, in any event, within twenty (20) days after the date of the Change of Control.
(c)    The Company (or any successor organization) may require the Recipient to enter into a restricted stock unit award agreement that replaces this Agreement and reflects the terms described above.
6.    Other Provisions.
(a)    This Award of Restricted Stock Units does not give the Recipient any right to continue to be employed by the Company or any of its Affiliates, or limit, in any way, the right of the Company or its Affiliates to terminate the Recipient’s employment, at any time, for any reason not specifically prohibited by law.
(b)    The Company is not liable for the non-issuance or non-transfer, nor for any delay in the issuance or transfer of any shares of Stock due to the Recipient upon the Vesting Date (or, if vesting of the Restricted Stock Units is accelerated pursuant to Section 4 or 5, such earlier date) with respect to vested Restricted Stock Units which results from the inability of the Company to obtain, from each regulatory body having jurisdiction, all requisite authority to issue or transfer shares of common stock of the Company if counsel for the Company deems such authority necessary for the lawful issuance or transfer of any such shares. Acceptance of this Award constitutes the Recipient’s agreement that the shares of Stock subsequently acquired hereunder, if any, will not be sold or otherwise disposed of by the Recipient in violation of any applicable securities laws or regulations.
(c)    The Award, the Restricted Stock Units and entitlement to the Stock are subject to this Agreement and Recipient’s acceptance hereof shall constitute the Recipient’s agreement to any administrative regulations of the Committee of the Board. In the event of any inconsistency between this Agreement and the provisions of the Plan, the provisions of the Plan shall prevail.

(d)    All decisions of the Committee upon any questions arising under the Plan or under these terms and conditions shall be conclusive and binding, including, without limitation, those decisions and determinations to adjust the Restricted Stock Units made by the Committee pursuant to the authority granted under Section 8.4(d) of the Plan.
(e)    Except as provided in Section 6.4 of the Plan, no right hereunder related to the Award or these Restricted Stock Units and no rights hereunder to the underlying Stock shall be transferable (except by will or the laws of descent and distribution) until such time, if ever, that the Stock is earned and delivered.
7.    Incorporation of Plan Terms. This Award is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to Section 8 of the Plan, “Adjustment Provisions”, and the limitations on the Company's obligation to deliver Stock upon vesting set forth in Section 10 of the Plan, “Settlement of Awards”. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Plan shall control.
8.    Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Recipient. This Agreement may be executed in one or more counterparts all of which together shall constitute one instrument.
9.    Tax Consequences.
(a)    The Company makes no representation or warranty as to the tax treatment of this Award, including upon the issuance of the Stock or upon the Recipient’s sale or other disposition of the Stock. The Recipient should rely on his or her own tax advisors for such advice. Notwithstanding the foregoing, the Recipient and the Company hereby acknowledge that both the Recipient and the Company may be subject to certain obligations for tax withholdings, social security taxes and other applicable taxes associated with the vesting of the Restricted Stock Units or the Stock by the Recipient pursuant to this Agreement. The Recipient hereby affirmatively consents to the transfer between his or her employer and the Company of any and all personal information necessary for the Company and his or her employer to comply with its obligations.
(b)    All amounts earned and paid pursuant to this Agreement are intended to be paid in compliance with, or on a basis exempt from, Section 409A of the Code.  This Agreement, and all terms and conditions used herein, shall be interpreted and construed consistent with that intent.  However, the Company does not warrant all such payments will be exempt from, or paid in compliance with, Section 409A.  The Recipient bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments made on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.
10.    Certain Remedies.
(a)    If at any time prior to the later of (y) the last day of the two (2) year period after termination of the Recipient’s employment with the Company and its Affiliates and (z) the last Vesting Date (the later of such days being the “Covenant Termination Date”), any of the following occur:
(i)    the Recipient unreasonably refuses to comply with lawful requests for cooperation made by the Company, its board of directors, or its Affiliates;
(ii)    the Recipient accepts employment or a consulting or advisory engagement with (A) any Competitive Enterprise (as defined in Section 10(c)) of the Company or its Affiliates, or (B) any Significant Retailer (as defined in Section 10(d)), or the Recipient otherwise engages in competition with the Company or its Affiliates;

(iii)    the Recipient acts against the interests of the Company and its Affiliates, including recruiting or employing, or encouraging or assisting the Recipient’s new employer to recruit or employ an employee of the Company or any Affiliate without the Company’s written consent;
(iv)    the Recipient fails to protect and safeguard while in his or her possession or control, or surrender to the Company upon termination of the Recipient’s employment with the Company or any Affiliate or such earlier time or times as the Company or its board of directors or any Affiliate may specify, all documents, records, tapes, disks and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part thereof, whether or not prepared by the Recipient;
(v)    the Recipient solicits or encourages any person or enterprise with which the Recipient has had business-related contact, who has been a customer of the Company or any of its Affiliates, to terminate its relationship with any of them;
(vi)    the Recipient takes any action or makes any statement, written or oral, that disparages the business, products, services or management of Company or its Affiliates, or any of their respective directors, officers, agents, or employees, or the Recipient takes any action that is intended to, or that does in fact, damage the business or reputation of the Company or its Affiliates, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of the Company or its Affiliates; or
(vii)    the Recipient breaches any confidentiality obligations the Recipient has to the Company or an Affiliate, the Recipient fails to comply with the policies and procedures of the Company or its Affiliates for protecting confidential information, the Recipient uses confidential information of the Company or its Affiliates for his or her own benefit or gain, or the Recipient discloses or otherwise misuses confidential information or materials of the Company or its Affiliates (except as required by applicable law); then
(1)    this Award shall terminate and be cancelled effective as of the date on which the Recipient entered into such activity, unless terminated or cancelled sooner by operation of another term or condition of this Agreement or the Plan;
(2)    any Stock acquired and held by the Recipient pursuant to the Award during the Applicable Period (as defined below) may be repurchased by the Company at a purchase price of $0.01 per share; and
(3)    any after-tax proceeds realized by the Recipient from the sale of Stock acquired through the Award during the Applicable Period or realized from the receipt of Stock Payments pursuant to Section 2 shall be paid by the Recipient to the Company.
(b)    The term “Applicable Period” shall mean the period commencing on the later of the date of this Agreement or the date which is one (1) year prior to the Recipient’s termination of employment with the Company or any Affiliate and ending on the Covenant Termination Date.
(c)    The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in, any entity that engages in, the manufacture, sale or distribution of mattresses or pillows or other bedding products or other products competitive with the Company’s products. Competitive Enterprise shall include, but not be limited to, the entities set forth on Appendix A hereto, which may be amended by the Company from time to time upon notice to the Recipient. At any time the Recipient may request in writing that the Company make a determination whether a particular enterprise is a Competitive Enterprise. Such determination will be made within fourteen (14) days after the receipt of sufficient information from the Recipient about the enterprise, and the determination will be valid for a period of ninety (90) days from the date of determination.
(d)    The term “Significant Retailer” means those retailers identified in Appendix A hereto under the heading “RETAILERS.” The Recipient acknowledges that the Significant Retailers may now or in the future compete directly or indirectly with the Company, and that, whether or not a Significant Retailer competes directly with the Company, the Recipient because of his or her knowledge of the industry and his or her knowledge of confidential information about the Company’s commercial relationships with many large retailers, including one or more of the Significant Retailers, could damage the Company’s competitive position and business if he or she worked with a Significant Retailer in any of the capacities described above.
11.    Right of Set Off. By executing this Agreement, the Recipient consents to a deduction from any amounts the Company or any Affiliate owes the Recipient from time to time, to the extent of the amounts the Recipient owes the Company under Section 10 above, provided that this set-off right may not be applied against wages, salary or other amounts payable to the Recipient to the extent that the exercise of such set-off right would violate any applicable law. If the Company does not recover by means of set-off the full amount the Recipient owes the Company, calculated as set forth above, the Recipient agrees to pay immediately the unpaid balance to the Company upon the Company’s demand.
12.    Nature of Remedies.
(a)    The remedies set forth in Sections 10 and 11 above are in addition to any remedies available to the Company and its Affiliates in any non-competition, employment, confidentiality or other agreement, and all such rights are cumulative. The exercise of any rights hereunder or under any such other agreement shall not constitute an election of remedies.
(b)    The Company shall be entitled to place a legend on any certificate evidencing any Stock acquired upon vesting of this Award referring to the repurchase right set forth in Section 10(a) above. The Company shall also be entitled to issue stop transfer instructions to the Company’s stock transfer agent in the event the Company believes that any event referred to in Section 10(a) has occurred or is reasonably likely to occur.
13.    Clawback Policy. [The Recipient acknowledges receipt of a copy of the Company’s Clawback Policy, and acknowledges and agrees that all shares of stock issued under this Agreement will be subject to the Clawback Policy or any amended version thereof and any other clawback policy adopted by the Board of Directors of the Company, in each case to the extent the Clawback Policy or any other clawback policy applies by its terms to the Recipient.]4

4	To be used in agreements for VP level and above.

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In Witness Whereof, the parties have executed this Restricted Stock Unit Award Agreement as a sealed instrument as of the date first above written.

TEMPUR SEALY INTERNATIONAL, INC.

By:
Name:
Title:

RECIPIENT

Recipient signature

Name of Recipient

Appendix A

Competitive Enterprises of the Company and its Affiliates

Ace
AH Beard
Auping
Ashley Sleep
Boyd
Carpe Diem
Carpenter
Casper
Carolina Mattress
Cauval Group
Chaide & Chaide
Classic Sleep Products
Comforpedic
Comfort Solutions
COFEL group
De Rucci
Diamona
Doremo Octaspring
Dorelan
Dunlopillo
Duxiana
Eastborne
Eminflex
Englander
Flex Group of Companies
Foamex
France Bed
Future Foam
Harrisons
Hastens
Hilding Anders Group
Hypnos
IBC
KayMed
King Koil
Kingsdown
Lady Americana
Land and Sky
Leggett & Platt
Lo Monaco
Luna

Magniflex
Metzler
Myers
Optimo
Ortobom
Natura
Natures Rest
Park Place
Permaflex
Pikolin Group
Recticel Group
Relyon
Restonic
Reverie
Rosen
Rowe
Saatva
Sapsa Bedding
Select Comfort
Serta and any direct or indirect parent company
Silentnight
Simmons Company/Beautyrest and any direct or indirect parent company
Sleepmaker
Spring Air
Sterling
Stobel
Swiss Comfort
Swiss Sense
Therapedic
Tufts and Needles

RETAILERS

Ashley
Innovative Mattress Solutions
Mattress Firm
Sleepy’s
Wayfair

Appendix B

PERFORMANCE METRICS FOR THE AWARD
DETERMINATION OF FINAL AWARD
(a)    Target Based on Positive Profits. 100% of the Restricted Stock Units will be forfeited if the Company does not achieve positive Profits (i.e. greater than zero) for the year ended December 31, 2017. Any Restricted Stock Units not forfeited will remain subject to the vesting provisions of Section 3 and the provisions of Section 4 of the Agreement.
(b)    Definitions and Method of Calculating Performance Metrics. Whether the Performance Metric has been met shall be determined pursuant to the following provisions and rules:
As used in this Appendix B:
Profits: means, for 2017, the Company’s consolidated income before income taxes for 2017, determined in accordance with generally accepted accounting principles and derived from the Company’s audited consolidated financial statements for 2017 as included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission, in each case subject to adjustment as set forth in this paragraph (b).
Mandatory Adjustments:  The Compensation Committee shall be required to make adjustments to the targets set forth in paragraph (a) above to exclude the effects of acquisitions or divestitures of businesses, or asset acquisitions or dispositions outside the ordinary course of business (including costs to restructure or integrate the newly acquired business or assets); labor union actions; effects of changes in tax laws; effects of changes in accounting principles; costs associated with the financing, refinancing or prepayment of debt, or recapitalization or similar event affecting the capital structure of the Company; or a merger, consolidation, acquisition of property or shares, separation, spin off, reorganization, stock rights offering, liquidation, or similar event affecting the Company or any of its Subsidiaries.